Exhibit 11


                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)


                                                       Quarter Ended March 31,
                                                            1994         1993
Earnings Per Share - Primary
Income                                                    $   63       $   42
Less:  Preferred stock dividend                                3            3
Net income for primary income calculation                     60           39
Cumulative effect of accounting change                         -          (97)
Net income (loss) - common stockholders                   $   60       $  (58)

Weighted average number of common
  and common equivalent shares applicable
  to primary earnings per share calculation
    Weighted average number of shares outstanding    151,062,192  136,962,535
    Dilutive effect of stock options                   3,935,953    3,327,285
                                                     154,998,145  140,289,820

Earnings per share - primary
  Income                                                  $ 0.39       $ 0.28
  Cumulative effect of accounting change                       -        (0.69)
  Net income (loss) - common stockholders                 $ 0.39       $(0.41)

Earnings Per Share Assuming Full Dilution
Income                                                    $   63       $   42
Plus:  Interest on convertible debentures -
         (net of taxes)                                        -            4
Less:  Additional ESOP contribution resulting from
         assumed conversion of preferred stock                 -            -
Income for fully diluted income calculation                   63           46
Cumulative effect of accounting change                         -          (97)
Net income (loss) for fully diluted income
  calculation                                             $   63       $  (51)

Weighted average number of common
  and common equivalent shares applicable to
  fully diluted earnings per share calculation
    Weighted average number of shares outstanding    151,062,192  136,962,535
    Dilutive effect of stock options                   3,935,953    3,544,081
    Shares issuable upon conversion of UCC
      convertible debentures                                   -   18,180,776
    Shares issuable upon conversion of UCC
      convertible preferred stock                     16,649,512   16,857,754
                                                     171,647,657  175,545,146

Per share assuming full dilution
  Income                                                  $ 0.37       $ 0.26
  Cumulative effect of accounting change                    -           (0.55)
  Net income (loss)                                       $ 0.37       $(0.29)*



* Fully diluted per share amounts are not presented in the Condensed Consolidated Statement of Income where amounts are antidilutive.